Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 29th day of January, 2006 between Intrado Inc., a Delaware corporation (the “Company”) and Larry Jennings (“Executive”), collectively the “Parties.”

WHEREAS, Executive has served since 1999 as the Company’s Chief Operating Officer and acquired substantial knowledge, information and skills related to the Company that are crucial for its future success over the course of his employment with the Company and its predecessors; and

WHEREAS, the Company deems it in its best interests to secure an arrangement whereby the Company may utilize the Executive’s knowledge, information and skills after the Executive’s termination from employment with the Company by engaging Executive to provide consulting services to the Company, and Executive desires to be engaged by Company pursuant to the terms of this Agreement;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                       Engagement.

1.1.                              During the “Term,” as defined in Section 2 below, and following the termination of Executive’s employment with the Company, Company agrees to engage Executive to provide to the Company the “Consulting Services” as defined, and under the conditions set forth, in “Exhibit A”, attached hereto and incorporated by reference herein; and Executive accepts such engagement. Subject to any applicable covenant not to compete that may govern Executive’s relationship with Company, the Consulting Services shall be non-exclusive as to both Company and Executive, and Executive shall be free to provide the same or similar consulting services for third parties.

1.2                                 Executive shall perform his duties and responsibilities professionally, to the best of his abilities, and in a diligent manner. Executive agrees that during the Term (as defined below) he will not enter into any agreement, understanding or relationship that would prohibit his performance of the Consulting Services. In performing his duties hereunder, Executive shall comply with applicable law and the Company’s Code of Conduct and Business Ethics.

1.3                                 The Parties acknowledge and agree that Executive shall be an independent contractor and not an employee of the Company.  If Executive determines that it is appropriate to carry his own professional liability insurance, she shall be responsible for maintaining and paying for such insurance.  Executive shall be solely responsible for payment of his own income and other taxes.  Executive shall provide his own equipment and supplies.  Subject to the provisions set forth in Exhibit A, the Parties agree that Company shall not have a right to direct or control generally when, how, in what sequence, or where Executive performs his work hereunder, although Company shall keep Executive reasonably informed of the underlying purposes for which the work is being done.  Executive shall have sole discretion with respect to the location and other aspects of his physical work environment.  Subject to the provisions set forth in Exhibit A, Executive will schedule his own time in the satisfaction of his obligations hereunder but will make all reasonable efforts to make himself available for Company-related meetings and deadlines that are time-sensitive. Company shall provide Executive with reasonable administrative support from a location determined in Company’s sole discretion.

2.                                       Term of Agreement. The term of this Agreement shall commence on the first day following the effective termination date of Executive’s employment and shall continue for twelve (12) months from said termination date, except as may be otherwise terminated earlier as provided in Section 4 of this Agreement (the “Term”).  This Agreement shall be renewed for an additional twelve (12) months, unless either party provides written notice to the other party of an intent not to renew the Agreement which notice shall be delivered at least thirty (30) days prior to the expiration of the Agreement.

3.                                       Compensation and Related Matters.

3.1                                 Compensation.  During the Term, Company shall pay to Executive a monthly fee of nine thousand, two dollars ($9,200) (“Consulting Fee”).  The Consulting Fee shall be paid in arrears, payable on the first day of each month of the Term.

3.2                                 Expenses. Company shall, within thirty (30) days of its receipt of a request for reimbursement made by Executive, pay Executive for all out-of-pocket expenses related to the provision of the Consulting Services that are actually paid or incurred by Executive.  Executive agrees to comply with Company’s policies in this regard.  Company shall pay Executive’s expenses in advance where reasonably practicable including, by way of example only, airfare related to approved travel.

4.                                       Termination. Executive’s engagement hereunder may be terminated under the following circumstances:

4.1                                 Death. Executive’s engagement hereunder shall terminate upon his death.

4.2                                 Disability. If Executive becomes physically or mentally disabled during the Term such that he is unable to provide the Consulting Services for a period of six (6) consecutive months in any twelve (12) month period (a ‘Disability”), Company, at its option, may suspend the compensation described in Section 3.1 above until such time as Executive is able to provide the Consulting Services, at which time, said payments would be reinstated for the remainder of the Term, if any.

4.3                                 By the Company. Upon written notice, and the failure to cure any alleged breach within thirty (30) days of such notice, Company may terminate Executive’s engagement hereunder only for Cause (as defined below). For purposes of this Agreement, Company shall have “Cause” to terminate Executive’s engagement hereunder only upon the: (a) willful misconduct or gross or persistent negligence in the discharge of Executive’s duties as a consultant which is materially injurious to the financial condition of Intrado; (b) breach of either the Nondisclosure Agreement executed by and between the Parties or the Amended and Restated Non-Competition Agreement executed by and between the Company and Executive on December 31, 2005 (“Non-Compete Agreement”); (c) commission of an act of dishonesty that is reasonably expected to be materially injurious to the financial condition of Intrado; (d) willful or knowing violation of any rules or regulations of any governmental or regulatory body, which is or is reasonably expected to be materially injurious to the financial condition of Intrado; or (e) conviction of, or plea of guilty or nolo contendere to, a felony.

4.4                                 By Executive.  Executive may terminate upon a breach of any material provision of this Agreement by Company, which breach shall not have been cured by Company within thirty (30) days of receipt of written notice of said breach.

5.                                       Confidentiality.  Executive agrees that, during the Term of this Agreement and for any subsequent periods expressly included in the binding Nondisclosure Agreement executed by and between the Parties, and following the termination of this Agreement, by the Non-Compete Agreement, Executive will not use, disclose or otherwise communicate to any third party any specialized knowledge or other trade secret of the Company, its predecessors and/or successors, as defined in such Nondisclosure Agreement and/or the Non-Compete Agreement, both of which are incorporated herein by reference and shall be controlling in the event of any inconsistency with this Agreement.

6.                                       Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings and correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing and all physical items related to the business of Company and its affiliates, other than merely personal items, whether of a public nature or not, and whether prepared by Executive or not, and which are received by Executive from, or on behalf of Company or an Affiliate, or created by Executive, in the course of his engagement hereunder are and shall remain the exclusive property of Company and any such Affiliate.  No such items shall be removed from premises of the Company or such Affiliate, as the case may be, except as required in the course of Executive’s engagement hereunder, and except with the prior written consent of the Company’s Chief Executive Officer or his authorized designee.

7.                                       Trade Secrets, Inventions and Patents. Executive agrees that all trade secrets, inventions, innovations, ideas, concepts, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information that are strictly contemplated as part of the Consulting Services and that relate to the actual or anticipated business, services, research and development of Company or any of its Affiliates or existing or future products or services of Company or any of its Affiliates, tangible or intangible, and that are conceived, developed or made by, or at the direction of, Executive while engaged by Company, and all rights to the results and proceeds of any thereof and all now known and hereafter existing rights of every kind and nature throughout the universe, in perpetuity and in all languages, pertaining to such results and proceeds and all elements thereof for all now known and hereafter existing uses, media and form will be owned exclusively by Company; and the foregoing is inclusive of a full irrevocable and perpetual assignment to Company. Executive agrees to execute at any time upon the Company’s request such further documents or do such other acts (whether before, during or after the Term) as may be required to evidence and/or confirm the Company’s ownership of any or all of the foregoing. The termination, completion or breach of this Agreement for any reason and by either party shall not affect the Company’s exclusive ownership of any or all of the foregoing.  Notwithstanding the foregoing, the Company agrees that it shall have none of the above rights, title or interests in or to any intellectual property that falls outside the scope of this Agreement, and Company hereby waives any and all claims thereto. Executive reserves all right, title and interest in such separate intellectual property.

8.                                       Executive Representations.  Executive hereby represents and warrants to the Company that: (a) during the term of this Agreement, Executive shall be obligated to comply with the terms and conditions imposed by the Amended and Restated Non-Competition Agreement between the Executive and the Company, a copy of which is attached hereto and incorporated by reference herein; (b) the execution, delivery and performance of this Agreement by Executive will not conflict with, breach, violate or cause a default under any employment, non-competition or confidentiality contract or agreement; instrument; order, judgment or decree to which Executive is a party or by which he is bound, and (c) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditor generally.

9.                                       Company Representations. Company represents and warrants (a) that it is duly authorized and empowered to enter into this Agreement, (b) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which it is bound, and (c) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditor generally.

10                                    Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by overnight courier or if mailed by United States registered mail, return receipt requested, postage prepaid, to the following addresses:

If to Executive:

Larry Jennings

4446 St. John’s Ave

Boulder, CO 80301

If to Company:

Intrado Inc.

1601 Dry Creek Drive

Longmont, Colorado 80503

Attn: General Counsel

Copy to: Chief Financial Officer

Fax No.: (720) 494-6600

Either party may change its address for notices by written notice to the other party in accordance with this Section.

11.                                 General Provisions.

(a)                                  Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)                                 Complete Agreement.  This Agreement, along with the Nondisclosure Agreement and the Non-Compete Agreement expressly referred to and incorporated herein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

(c)                                  Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of Executive under this Agreement shall not be assigned without the prior written consent of the Company.  The Company may assign this Consulting Agreement and its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise; provided, however, that the purchaser or successor expressly assumes the provisions of this Agreement or becomes liable under this Agreement by operation of law.

(d)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Colorado to be applied.

(e)                                  Arbitration.  Except as provide in subparagraph (iv), below, all disputes or controversies arising out of or relating to this Agreement, Executive’s engagement as a consultant with Intrado, or the termination or cancellation of such engagement or this Agreement, including without limitation any claim by Executive under any federal, state or local law or statute, shall be resolved by final and binding arbitration in Denver, Colorado in accordance with the following provisions:

(i)                                     Because Intrado operates in interstate commerce, the Federal Arbitration Act, 9 U.S.C. § 101 et seq., shall govern the arbitration, which shall be conducted pursuant to the then-prevailing rules of the American Arbitration Association (AAA) and its Employment Dispute Resolution Procedures.

(ii)                                  The Arbitrator may permit limited discovery and any discovery disputes shall be resolved in favor of expeditious and cost-effective resolution of the dispute.  Following the hearing, the Arbitrator shall render a reasoned decision within thirty (30) days, or as soon thereafter as is administratively practicable.  The decision of the Arbitrator, which may include equitable relief (but not punitive damages), shall be final and binding on the parties and judgment upon the decision may be entered in any court of competent jurisdiction pursuant to the Federal Arbitration Act.

(iii)                               If Executive substantially prevails in any arbitration, Executive shall be entitled to receive its reasonable attorneys’ fees, reasonable expert and non-expert witness costs and expenses, and other costs and expenses reasonably incurred in connection with the arbitration (together “Fees”) from the Company; provided, however, that the arbitrator shall not award any Fees for time spent on any claim or defense on which Executive did not substantially prevail.

(iv)                              Notwithstanding the foregoing provisions of this Section 11, the following claims shall not be subject to arbitration:  actions for temporary injunctive relief to enforce the provisions of Sections 5 hereof or to otherwise prevent unfair competition or the use or disclosure of trade secrets or confidential information pending a decision on any such claims by the Arbitrator - it being the express intention of this provision to allow court proceedings for temporary injunctive relief to preserve the status quo pending arbitration of such claims.

(f)                                    Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)                                 Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)                                 Gender; Number.  Words of gender may be read as masculine, feminine, or neuter, as required by context.  Words of number may be read as singular or plural, as required by context.

(i)                                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)                                     Survival.  The provisions of Sections 3,5,6,7, 8, 9, 10, and 11 shall survive the termination of this Agreement.

(k)                                  Excused Performance.  Except as is otherwise provided in Section II-E of Exhibit A, neither Party will be deemed in default nor will be responsible for delays or failures in performance resulting from acts beyond the reasonable control of such Party.  Such acts will include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental action or inaction, trade embargoes, fire, failures of suppliers, unavailability of labor, materials, power, communication line failures, earthquakes, or other disasters.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

INTRADO INC.

/s/ George Heinrichs
By:	George Heinrichs
Chief Executive Officer

EXECUTIVE

/s/ Larry Jennings
Larry Jennings

EXHIBIT A – CONSULTING SERVICES

Executive shall advise and consult with the Company on the following matters and under the following conditions during the Term (“Consulting Services”):

I.  Scope.

A.  The scope of the Consulting Services shall be limited to any operational matter pertinent to the Company as of the date of Executive’s termination of employment from the Company.  Executive shall not be responsible for advising or consulting on operational matters that pertain to the Company’s prospective business, measured as of the date of Executive’s termination of employment.   Specifically, Executive shall not be responsible for providing Consulting Service in connection with any new customers, partners or vendors (i.e., not in place at the time of termination of employment).  Unless Executive otherwise consents, Consulting Services shall be rendered to the Company directly, and Executive shall not be responsible for providing Consulting Services in the presence of any third parties.  Executive shall not be responsible for acting as Company’s agent.

B.  Consulting Services do not include Executive’s services that are in the nature of an “expert witness,” including but not limited to appearance at any tribunal as the Company’s witness or the sworn or other written testimony or similar attestation in connection with a customer contract or an employment matter (“Expert Services”).

II.  Allotted Hours For Consulting Services & Other Conditions.

A.  Executive shall be available to perform the Consulting Services a total of not more than twenty (20) hours per month during the Term.

B.  There shall be no “carry over” of hours month to month (i.e., this is a “use or lose” arrangement).  Any number of allotted hours in a given month that Company does not make use of under the terms of this Agreement shall be deemed waived by Company.

C.  In the event Executive is asked, and agrees, to provide Expert Services, Executive may elect either of the following options as form of compensation therefore:

(1) An expert witness fee in the form of either a flat fee or an hourly rate to be determined by Executive; or

(2) A reduction in the number of hours for Consulting Services (as set forth in Subparagraph A above) which reduction shall be based on the fee Executive sets for his Expert Services (as opposed to the hourly rate for Consulting Services); or

(3) A combination of both (1) and (2) above; but in no case shall the value of this option in Subparagraph (3) exceed the maximum benefit to Executive that would otherwise be due in connection with either (1) or (2) above.

D.  Company shall provide not less than five business days notice to Executive in advance of the date and time on which Executive is asked to perform any given Consulting Services.  Absent Executive’s consent, the Consulting Services shall be performed telephonically, and Executive shall not be required to personally appear at any particular physical location.

E.  Within forty-five (45) days after termination of Executive’s employment with the Company, and on each anniversary of that date during the Term, Executive shall provide to Company an annual schedule of the dates on which Executive will not be available to perform Consulting Services as a result of vacations, holidays and the like; and absent Executive’s consent, Executive shall not be responsible for performing Consulting Services on such dates.  The total of days in a given annual period will not be substantially different than the number of days Executive was typically unavailable (for vacation, holidays, etc.) as an employee.  Executive shall be allowed to amend such annual schedules in the event that the Executive encounters unexpected circumstances which, in Executive’s reasonable judgment, make it necessary to delete a date or dates (“Executive Modification”), or where Executive’s performance is excused as provided in Section 11(k) of the Agreement (“Forced Modification”), provided, however, that, with respect to an Executive Modification:  (a) no such changes in the schedule shall be allowed if doing so would materially prejudice the Company; and (b) the Executive shall provide reasonable advance notice to the Company which notice, absent exigent circumstances, shall be delivered to Company not less than five (5) calendar days prior to the date on which performance was scheduled, and shall state the reason for such modification.  With respect to a Forced Modification, Executive shall notify Company as soon as reasonably practicable following Executive’s knowledge that the force majeur circumstance will prevent his availability.  With respect to either an Executive Modification or a Forced Modification, Executive shall promptly provide Company with a revised schedule confirming the date or dates being deleted, or excused as the case may be, along with the date or dates that Executive shall be available for performance.